Exhibit 24.1

RESOLUTIONS OF THE BOARD OF DIRECTORS (“BOARD’)
Of Customers Bancorp, Inc. (“Corporation”)
DATE: February 26, 2020

RESOLVED, that the Chairman of the Board and the Executive Vice President and Chief Financial Officer of the Corporation be, and each of them hereby is, authorized to execute and deliver on behalf of the Corporation an annual report on Form 10-K for the year ended December 31, 2019, in the form presented to this meeting with such changes therein as either of them with the advice of the General Counsel shall approve; and

RESOLVED, that the Chairman of the Board in his capacity as Chief Executive Officer, the Executive Vice President and Chief Financial Officer in her capacity as Chief Financial Officer, and the Senior Vice President, Controller and Chief Accounting Officer in his capacity as Chief Accounting Officer of the Corporation be, and each of them hereby is, authorized to execute such annual report on Form 10-K; and further

RESOLVED, that the officers of the Corporation be and each of them hereby is, authorized and directed to file such annual report on Form 10-K, with all the exhibits thereto and any other documents that may be necessary or desirable in connection therewith, after its execution by the foregoing officers and by a majority of the Board of Directors, with the Securities and Exchange Commission and the New York Stock Exchange; and further

RESOLVED, that the officers and directors of the Corporation who may be required to execute such annual report on Form 10-K be, and each of them hereby is, authorized to execute a power of attorney in the firm submitted to this meeting appointing Michael A. De Tommaso, Carla Leibold, Jeffrey Skumin, Alan Kidd and Wendy Sharetts, and each of them, severally, his or her true and lawful attorneys and agents to act in his or her name, place and stead, to execute said annual report on Form 10-K and any all amendments and supplements thereto and all other instruments necessary or desirable in connection therewith; and further

RESOLVED, that the signature of any officer of the Corporation required by law to affix his or her signature to such annual report on Form 10-K or to any amendment or supplement thereto and such additional documents as they may deem necessary or advisable in connection therewith, may be affixed by said officer personally or by any

Exhibit 24.1
attorney-in-fact duly constituted in writing by said officer to sign his or her name thereto; and further

RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized to execute such amendments or supplements to such annual report on Form 10-K and such additional documents as they may deem necessary or advisable in connection with any such amendment or supplement and to file the foregoing with the Securities and Exchange Commission and the New York Stock Exchange; and further

RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized to take such actions and to execute such other documents, agreements or instruments as may be necessary or desirable in connection with the foregoing.